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Pricing Supplement Dated November 6, 1995                     Rule 424 (b) (3)
                                                              File No. 33-52669
(To Prospectus dated June 23, 1994 and
 Prospectus Supplement dated June 23, 1994)


                                 PHH CORPORATION
                                MEDIUM-TERM NOTES


--------------------------------------------------------------------------------------------------------
Principal Amount:              $114,000,000                   Trade date:         November 3, 1995
Currency or Currency  Unit:    U.S. Dollars                   Original Issue Date:     November 9, 1995
Issue Price:                   *                              Agent's Discount or Commission:  *
Net Proceeds to Issuer:        $113,988,600                   Agent (s):   Merrill Lynch & Co.
Maturity Date:                 November 12, 1996              Other Terms:        See Rider 1
CUSIP Number:                  69332H CW 4

(*) The Agent proposes to offer the Notes from time to time for resale in negotiated transactions or otherwise, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. The Agent may be deemed to be an underwriter and any profit on resale of the Notes may be deemed to be underwriting discounts or commissions.

Interest:
     Fixed Rate:
     Floating Rate:
         Base Rate:        [   ]  Commercial Paper   [   ]  CD Rate    [   ]  Federal Funds Effective Rate
                           [   ]  LIBOR     [   ]  Treasury Rate       [X] Prime Rate   [   ]  Other
                                (  ) Reuters                                                  (see attached)
                                (  ) Telerate


Initial Interest Rate:     To be determined November 9, 1995

Interest Reset Dates:      Each Business Day to but excluding the Maturity Date

Interest Determination
Date:                      The  Business Day preceding each Interest Reset Date

Interest Payment Dates:    February 12, 1996,  May 13, 1996, August 12, 1996,
                           and November 12, 1996

Index Maturity:            N/A

Spread:                    minus 2.92%

Option to Receive Payments in Specified Currency:    [   ]  Yes       [   ]  No

Redemption:
         [X] The Notes cannot be redeemed prior to maturity, except as set forth in the Prospectus [ ] The Notes may be redeemed prior to maturity
     Initial Redemption Date:
     Initial Redemption Price:          %
     Annual Redemption Price Reduction:        % until Redemption Price is 100%
                                               of the principal amount

Repayment:
         [X] The Notes cannot be repaid prior to maturity, except as set forth in the Prospectus [ ] The Notes can be repaid prior to maturity at the option of the holder of the Notes
     Repayment Date:
     Repayment Price:      %
Discount Note:    [   ]  Yes                [X]  No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:
Form:    [X]  Global       [   ]  Certificated


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Rider 1

Interest payments on the Notes will include the amount of interest accrued from and including the preceding Interest Payment Date in respect of which interest has been paid for or duly provided for (or from and including the date of issuance, if no interest has been paid with respect to such Notes), to but excluding the applicable Interest Payment date or Maturity, as the case may be.